Exhibit 99.1

ASTROTECH CORPORATION EXPANDS ITS REVIEW OF STRATEGIC ALTERNATIVES

Austin, Texas - November 3, 2017 - Astrotech Corporation (NASDAQ: ASTC) announces today that it is broadening its review of strategic alternatives to include those involving the Corporation as a whole as well as its subsidiaries. While many alternatives are under review, there have been no decisions reached at this time. No decision will be made by the board with respect to any alternative until appropriate diligence and procedures have been completed.

The company does not intend to disclose additional details unless and until it selects a course of action, and specifically disclaims any obligation to provide further updates to the market, except as specifically required by any applicable securities law or regulation.

About Astrotech
Astrotech (NASDAQ: ASTC) is an innovative science and technology development and commercialization company that invents, acquires, and commercializes technological innovations sourced from internal research, universities, laboratories, and research institutions, and then funds, manages, and builds start-up companies for profitable divestiture to market leaders to maximize shareholder value. Sourced from Oak Ridge Laboratory’s chemical analyzer research, 1st Detect develops, manufactures, and sells chemical analyzers for use in the airport security, military, food and beverage, and breath analysis markets. Sourced from decades of image research from the laboratories of IBM and Kodak, Astral Images sells film to digital image enhancement, defect removal and color correction software, and post processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech has operations throughout Texas and is headquartered in Austin. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Exhibit 99.1

Company Contact:
Eric Stober
Chief Financial Officer
Astrotech Corporation
(512) 485-9530

IR Contact:
Cathy Mattison and Kirsten Chapman
LHA Investor Relations
(415) 433-3777
ir@astrotechcorp.com